Exhibit 10.37

SECOND AMENDMENT

TO

EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made as of this 13th day of January, 2020, by and between Aduro BioTech, a Delaware corporation (the “Company”), and Stephen T. Isaacs (“Executive”) (collectively, the “Parties”).

WHEREAS, the Parties wish to amend the Executive Employment Agreement between them dated as of February 26, 2010 and amended as of July 31, 2014 (as the same may have been previously amended to date, the “Agreement”).

NOW, THEREFORE, the Parties agree to amend the Agreement as set forth below.

1. Amendment to Section 9(d). The first paragraph of Section 9(d) of the Agreement is hereby amended and restated to read in its entirety as follows:

“d. Termination by the Company without Just Cause. Company will have the unilateral right to terminate Executive’s employment with Company at any time without Just Cause. In the event Executive is terminated without Just Cause (other than upon Permanent Disability) or resigns for Good Reason (as defined below), the Company’s obligation to make payments hereunder shall cease upon the resulting termination of Executive’s employment, and the Company shall have no obligation to make any payments to Executive except as provided in this paragraph 9(d). The Company shall pay Executive (1) on the date of termination of Executive’s employment with Company (the “Termination Date”), any salary earned but unpaid prior to termination and all accrued but unused vacation and (2) within 90 days following the Termination Date, any business expenses referred to in paragraph 7(b) that were incurred but not reimbursed as of the Termination Date. Executive must submit appropriate documentation as required by paragraph 7(b) for any business expenses that were incurred prior to termination within such 90-day period or Executive will forfeit his right to reimbursement for those expenses. In addition, upon the execution and effectiveness of a separation agreement and general release of all claims in substantially the form (or as may be reasonably modified by the Company in good faith and in its reasonable discretion) attached as Exhibit A hereto (the “Release”), and, upon the written acknowledgment of his continuing obligations under paragraphs 8(b), 8(c) and 12(e) and under the Confidentiality Agreement, Executive shall be entitled to the following severance benefits:

(1) the Company shall pay to Executive eighteen (18) months of Executive’s base salary as of the Termination Date (or such higher base salary prior to a reduction that qualifies as Good Reason), less standard deductions and withholdings (“Severance Payment”);

(2) the Company shall pay directly to the insurance carrier(s) all applicable COBRA payments for a maximum period of 18 months (which will be less, if Executive ceases to be eligible for COBRA coverage before the end of such 18-month period) for Executive and any dependents to continue his/their health, dental and/or vision insurance; provided that the Company’s obligation

SMRH:4829-1098-3088.4	-1-
122919		11FX-246199

to make such payments will cease if and when Executive becomes eligible to receive equivalent benefits from a new employer;

(3) The Company shall pay to Executive, on the sixtieth (60th) day after the Termination Date, a one-time cash lump sum payment that is equal to the product of Executive’s unreduced target Bonus for the fiscal year in which the Termination Date occurs (such year, the “Fiscal Year”) multiplied by 1.5; and

(4) All of Executive’s then unvested Equity Awards shall become vested and exercisable on an accelerated basis as if Executive’s Termination Date had occurred twelve (12) months later; provided, however, if Executive’s Termination Date is within the period commencing on, and ending eighteen (18) months following, the closing of a Change in Control (as defined below) all of Executive’s then unvested Equity Awards (to the extent such awards are outstanding, assumed, substituted or otherwise continued in connection with a Change in Control or granted on or after the Change in Control) that are held by Employee on the Termination Date will become 100% vested and exercisable (if applicable) on the Termination Date, contingent upon the Closing of the Change in Control.  In the event that an Equity Award that is outstanding immediately prior to the consummation of a Change in Control is not assumed, substituted or otherwise continued in connection with a Change in Control, the vesting and exercisability of such Equity Award will become 100% vested and exercisable (if applicable) immediately prior to the effective time of the Change in Control, and in such case, to the extent reasonably practicable prior to the effective time of the Change in Control, the Company will provide to Employee notice of the right to exercise (if applicable) the vested stock awards, which exercise may be contingent upon the effectiveness of the Change in Control.  Any Equity Awards (other than stock options) that are accelerated under this paragraph shall be settled at the time of such acceleration (or later in accordance with the applicable terms of the Equity Award to the extent required for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)); and

The Severance Payment shall be made in a lump-sum payment on the second month anniversary of the Executive’s Termination Date; provided that the Executive’s Release is effective (and not revocable) at such time. If the Release is not effective and non-revocable by the end of such 2 month period, then the Executive will forfeit the right to these benefits. Any COBRA payment due under this Agreement shall be made directly to the insurance carriers) in monthly installments for a maximum period of 18 months commencing on the second month anniversary of the Executive’s termination; provided that the Executive’s Release is effective (and non-revocable) at such time.

The term “Bonus” shall mean Executive’s annual bonus opportunity for the Fiscal Year. Executive acknowledges and agrees that, absent this amendment, he would not otherwise be eligible to receive the full amount of his target bonus if he has not met the requirements for the payment of the bonus, including but not limited to the requirement to be employed by the Company on the date that such bonus is paid.

The term “Change in Control” shall mean one or more of the following: (i) the consummation of the acquisition by any entity, person, or group (other than the Company, an affiliate, or an

SMRH:4829-1098-3088.4	-2-
122919		11FX-246199

employee benefit plan maintained by the Company or any affiliate) of beneficial ownership of the capital stock of the Company representing more than 50% of the outstanding voting stock of the Company; (ii) the consummation of a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership (direct or indirect) of the outstanding voting securities of the Company immediately prior to such transaction; or (iii) the consummation of a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned (directly or indirectly) by stockholders of the Company in substantially the same proportions as their ownership (direct or indirect) of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition. For purposes of this Agreement, only the first Change in Control occurring after the Effective Date will be a “Change in Control”.  This definition of Change in Control is intended to conform to the definitions of “change in ownership of a corporation” and “change in ownership of a substantial portion of a corporation’s assets” provided in Treasury Regulation Sections 1.409A-3(i)(5)(v) and (vii) to the extent necessary to avoid the imposition of taxes under Section 409A.

The term “Equity Awards” shall mean Executive’s Company equity compensation awards (including without limitation Executive’s Company stock options and restricted stock units and any other equity-based awards that may be granted to Executive from time to time by the Company (or an acquiror of the Company on or after a Change in Control) that are outstanding as of Executive’s Termination Date.

2. Amendment of Definition of Just Cause.  Prong (vi) of the definition of “Just Cause” set forth in Section 9 of the Agreement is hereby deleted in its entirety.

3.  Deletion of Section 10.  Section 10 of the Agreement is hereby deleted in its entirety.

4. Addition of Exhibit A. The Exhibit attached as Exhibit A to this Amendment is hereby added as Exhibit A to the Agreement.

5. Aduro will pay the actual attorneys’ fees and costs incurred by Employee for engaging counsel to negotiate, review, and/or revise this Amendment and/or his Separation Agreement, up to a maximum amount of twenty-five thousand dollars ($25,000.00).

6.Other than as provided in this Amendment, the Agreement remains in full force and effect.

SMRH:4829-1098-3088.4	-3-
122919		11FX-246199

IN WITNESS WHEREOF, the Parties have each duly executed this Agreement as of the day and year first above written.

ADURO BIOTECH INC., A DELAWARE CORPORATION

By:	/s/ Blaine Templeman
Name:	Blaine Templeman
Its:	Chief Administrative Officer, Chief Legal Officer

EXECUTIVE

/s/ Stephen T. Isaacs
Stephen T. Isaacs

SMRH:4829-1098-3088.4	-4-
122919		11FX-246199

EXHIBIT A

SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release, dated [DATE] (the “Agreement”), is made pursuant to that certain Employment Agreement dated as of February 26, 2010, as amended as of July 31, 2014 and ____, 20__ (as amended to date, the “Employment Agreement”) entered into by and between Stephen T. Isaacs (“Employee”) on the one hand, and Aduro BioTech, Inc. (the “Company”), on the other. This Agreement is entered into in consideration for and as condition precedent to the Company providing separation benefits to Employee pursuant to the Employment Agreement. It is understood and agreed that the Company is not otherwise obligated to provide such benefits under the terms of the Employment Agreement and that the Company is doing so as a direct result of Employee’s willingness to agree to the terms hereof. Collectively, Employee and the Company shall be referred to as the “Parties.”

1. Employee was formerly employed by the Company. Employee’s employment with the Company ended effective [DATE] (the “Termination Date”) as a result of a Qualifying Termination. [A Change in Control of the Company occurred on [DATE].]

2. The purpose of this Agreement is to resolve any and all disputes relating to Employee’s employment with the Company, and the termination thereof (the “Disputes”). The Parties desire to resolve the above-referenced Disputes, and all issues raised by the Disputes, without the further expenditure of time or the expense of contested litigation. Additionally, the Parties desire to resolve any known or unknown claims as more fully set forth below. For these reasons, they have entered into this Agreement.

3. Employee acknowledges and agrees that Employee has received all wages due to Employee through the Termination Date, including but not limited to all accrued but unused vacation, bonuses, commissions, options, benefits, and monies owed by the Company to Employee. Employee further agrees and acknowledges that Employee has been fully paid and reimbursed for any and all business expenses which Employee incurred during his/her employment with the Company.

4. The Company expressly denies any violation of any federal, state or local statute, ordinance, rule, regulation, policy, order or other law. The Company also expressly denies any liability to Employee. This Agreement is the compromise of disputed claims and nothing contained herein is to be construed as an admission of liability on the part of the Company hereby released, by whom liability is expressly denied. Accordingly, while this Agreement resolves all issues referenced herein, it does not constitute an adjudication or finding on the merits of the allegations in the Disputes and it is not, and shall not be construed as, an admission by the Company of any violation of federal, state or local statute, ordinance, rule, regulation, policy, order or other law, or of any liability alleged in the Disputes.

5. In consideration of and in return for the promises and covenants undertaken by the Company and Employee herein and the releases given by Employee herein, Employee shall receive the benefits provided by Section 9(d) of the Employment Agreement. Any tax liabilities resulting

SMRH:4829-1098-3088.4	-5-
122919		11FX-246199

from or arising out of the benefits to Employee referred to in this paragraph, shall be the sole and exclusive responsibility of Employee. Employee agrees to indemnify and hold the Company and the others released herein harmless from and for any tax liability (including, but not limited to, assessments, interest, and penalties) imposed on the Company by any taxing authority on account of the Company failing to withhold for tax purposes any amount from the benefits made as consideration of this Agreement.

6. Except for any rights created by this Agreement, in consideration of and in return for the promises and covenants undertaken herein by the Company, and for other good and valuable consideration, receipt of which is hereby acknowledged:

a. Employee does hereby acknowledge full and complete satisfaction of and does hereby release, absolve and discharge the Company, and each of its parents, subsidiaries, divisions, related companies and business concerns, past and present, as well as each of its partners, trustees, directors, officers, agents, attorneys, servants and employees, past and present, and each of them (hereinafter collectively referred to as “Releasees”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, wages, vacation payments, severance payments, obligations, commissions, overtime payments, debts, profit sharing claims, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown to Employee which Employee now owns or holds or has at anytime owned or held as against Releasees, or any of them, including specifically but not exclusively and without limiting the generality of the foregoing, any and all claims, demands, grievances, agreements, obligations and muses of action, known or unknown, suspected or unsuspected by Employee: (1) arising out of or in any way connected with the Disputes; or (2) arising out of Employee’s employment with the Company; or (3) arising out of or in any way connected with any claim, loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Releasees, or any of them, committed or omitted on or before the time Employee signs this Agreement. Additionally, Employee in any future claims may not use against Releasees as evidence any acts or omissions by or on the part of the Releasees, or any of them, committed or omitted on or before the time Employee signs this Agreement, and no such future claims may be based on any such acts or omissions. Also without limiting the generality of the foregoing, Employee specifically releases the Releasees from any claim for attorneys’ fees. EMPLOYEE ALSO SPECIFICALLY AGREES AND ACKNOWLEDGES EMPLOYEE IS WAIVING ANY RIGHT TO RECOVERY BASED ON STATE OR FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE EQUAL PAY ACT, THE AMERICANS WITH DISABILITIES ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE CALIFORNIA FAMILY RIGHTS ACT, CALIFORNIA LABOR CODE SECTION 970, THE FAMILY AND MEDICAL LEAVE ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, THE WORKER ADJUSTMENT AND RETRAINING ACT, THE FAIR LABOR STANDARDS ACT, AND ANY OTHER SECTION OF THE CALIFORNIA LABOR OR GOVERNMENT CODE, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY

SMRH:4829-1098-3088.4	-6-
122919		11FX-246199

EMPLOYEE OR BY A GOVERNMENTAL AGENCY. This Release does not release claims (i) that cannot be released as a matter of law, including, but not limited to, my right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give me the right to recover any monetary damages against the Company; my release of claims herein bars me from recovering such monetary relief from the Company), (ii) that may arise after the Employee executes this Agreement; (ii) to indemnification under any agreement between Employee and the Company or under the Company’s certificate of incorporation, bylaws or other organizational documents, each as amended; (iii) under the Company’s director and officer liability insurance; (iv) for vested benefits under the Company’s employee benefit plans; or (v) by Employee in his capacity as a stockholder of the Company.

7. Employee agrees and understands as follows: It is the intention of Employee in executing this instrument that it shall be effective as a bar to each and every claim, demand, grievance and cause of action hereinabove specified. In furtherance of this intention, Employee hereby expressly waives any and all rights and benefits conferred upon Employee by the provisions of Section 1542 of the California Civil Code and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified, Section 1542 provides:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party..”

Having been so apprised, Employee nevertheless hereby voluntarily elects to and does waive the rights described in Civil Code section 1542 and elects to assume all risks for claims that now exist in Employee’s favor, known or unknown, that are released under this Agreement.

8. Employee agrees: (1) the fact of and the terms and conditions of this Agreement; and (2) any and all actions by Releasees taken in accordance herewith, are confidential, and shall not be disclosed, discussed, publicized or revealed by the parties or their attorneys to any other person or entity, including but not limited to radio, television, press media, newspapers, magazines, professional journals and professional reports, excepting only the Parties’ accountants, lawyers, immediate family members (mother, father, brother, sister, child, spouse), the persons necessary to carry out the terms of this Agreement or as required by law. Should Employee be asked about the Disputes or this Agreement, Employee shall limit Employee’s response, if any, by stating that the matters have been amicably resolved.

9. In the event a government agency files or pursues a charge or complaint relating to Employee’s employment with the Company and/or the Disputes, Employee agrees not to accept any monetary or other benefits arising out of the charge or Complaint.

SMRH:4829-1098-3088.4	-7-
122919		11FX-246199

10. Employee agrees not to make any derogatory, disparaging or negative comments about the Company, its products, officers, directors, or employees. Nothing in this section shall be construed to prevent Employee from providing information to any governmental agency to the extent required by law, or giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena or other legal process. Further, nothing in this section is intended to prevent any party from disclosing factual information regarding any claim for sexual harassment, sex discrimination, or retaliation for reporting sexual harassment or sex discrimination.

11. If any provision of this Agreement or application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application. To this end, the provisions of this Agreement are severable.

12. Employee agrees and understands that this Agreement may be treated as a complete defense to any legal, equitable, or administrative action that may be brought, instituted, or taken by Employee, or on Employee’s behalf, against the Company or the Releasees, and shall forever be a complete bar to the commencement or prosecution of any claim, demand, lawsuit, charge, or other legal proceeding of any kind against the Company and the Releasees,

13. This Agreement and all covenants and releases set forth herein shall be binding upon and shall inure to the benefit of the respective Parties hereto, their legal successors, heirs, assigns, partners, representatives, parent companies, subsidiary companies, agents, attorneys, officers, employees, directors and shareholders.

14. The Parties hereto acknowledge each has read this Agreement, that each fully understands its rights, privileges and duties under the Agreement, that each has had an opportunity to consult and has consulted with an attorney of its choice and that each enters this Agreement freely and voluntarily.

15. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed by Employee and an officer of the Company. The failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed as a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

16. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party hereto because that party drafted or caused that party’s legal representative to draft any of its provisions.

17. In the event of litigation arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

SMRH:4829-1098-3088.4	-8-
122919		11FX-246199

18. Employee acknowledges Employee may hereafter discover facts different from, or in addition to, those Employee now knows or believes to be true with respect to the claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, damages, judgments, orders and liabilities herein released, and agrees the release herein shall be and remain in effect in all respects as a complete and general release as to all matters released herein, notwithstanding any such different or additional facts.

19. The undersigned each acknowledge and represent that no promise or representation not contained in this Agreement has been made to them and acknowledge and represent that this Agreement and the Employment Agreement contains the entire understanding between the Parties and contains all terms and conditions pertaining to the compromise and settlement of the subjects referenced herein. The undersigned further acknowledge that the terms of this Agreement are contractual and not a mere recital.

20. Employee expressly acknowledges, understands and agrees that this Agreement includes a waiver and release of all claims which Employee has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621, et seq. (“ADEA”). The terms and conditions of Paragraphs 20 through 22 apply to and are part of the waiver and release of ADEA claims under this Agreement. Company hereby advises Employee in writing to discuss this Agreement with an attorney before signing it. Employee acknowledges the Company has provided Employee at least forty-five days within which to review and consider this Agreement before signing it. If Employee elects not to use all forty-five days, then Employee knowingly and voluntarily waives any claim that Employee was not in fact given that period of time or did not use the entire forty-five days to consult an attorney and/or consider this Agreement.

21. Within three calendar days of signing and dating this Agreement, Employee shall deliver the signed original of this Agreement to [                            ] of the Company. However, the Parties acknowledge and agree that Employee may revoke this Agreement for up to seven calendar days following Employee’s execution of this Agreement and that it shall not become effective or enforceable until the revocation period has expired without revocation. The Parties further acknowledge and agree that such revocation must be in writing addressed to and received by [                            ] of the Company not later than midnight on the seventh day following execution of this Agreement by Employee. If Employee revokes this Agreement under this Paragraph, this Agreement shall not be effective or enforceable and Employee will not receive the benefits described above, including those described in Paragraph 5.

22. If Employee does not revoke this Agreement in the timeframe specified in Paragraph 21 above, the Agreement shall be effective at 12:00:01 a.m. on the eighth day after it is signed by Employee (the “Effective Date”).

23. This Agreement is intended to be exempt from or comply with the requirements of section 409A of the Internal Revenue Code of 1986 as amended (“Section 409A”) and will be interpreted accordingly. While it is intended that all payments and benefits provided under this Agreement to Employee or on behalf of Employee will be exempt from or comply with Section 409A, the Company makes no representation or covenant to ensure that such payments and benefits are exempt from or compliant with Section 409A. The Company will have no liability to

SMRH:4829-1098-3088.4	-9-
122919		11FX-246199

Employee or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt from or compliant with Section 409A.

24. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original and such counterparts shall together constitute one and the same Agreement.

25. This Agreement shall be construed in accordance with, and be deemed governed by the Employee Retirement Income Security Act of 1974, as amended, and, to the extent applicable, the laws of the State of Delaware, without reference to the conflict of law provisions thereof.

I have read the foregoing Separation Agreement and General Release of All Claims, consisting of [    ] pages, and I accept and agree to the provisions contained therein and hereby execute it voluntarily and with full understanding of its consequences.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated:
Stephen T. Isaacs

Aduro BioTech, Inc.

Dated:
Name:
Title:

SMRH:4829-1098-3088.4	-10-
122919		11FX-246199